Underwriting Agreement

Schedule A

Funds to be Serviced UnderThis Agreement

Each Fund contains Class N, Class C and Class A shares

Dunham Corporate/Government Bond Fund
Dunham High-Yield Bond Fund
Dunham Real Estate Stock Fund
Dunham Appreciation & Income Fund
Dunham International Stock Fund
Dunham Large Cap Value Fund
Dunham Small Cap Value Fund
Dunham Large Cap Growth Fund
Dunham Emerging Markets Stock Fund
Dunham Small Cap Growth Fund
Dunham Monthly Distribution Fund *
Dunham Loss Averse Growth Fund*
Dunham Focused Large Cap Growth Fund*

* This schedule was amended on:

May 14, 2008 to add Dunham Monthly Distribution Fund

March 23, 2010 to add Dunham Loss Averse Growth Fund

September 20, 2011 to add Dunham Focused Large Cap Growth Fund.